As filed with the Securities and Exchange Commission on September 19, 2008
Registration No. 333-133829

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HALOZYME THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	88-0488686

(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)
11388 SORRENTO VALLEY ROAD
SAN DIEGO, CA 92121

(Address of principal executive offices)
HALOZYME THERAPEUTICS, INC. 2005 OUTSIDE DIRECTORS’ STOCK PLAN
HALOZYME THERAPEUTICS, INC. 2006 STOCK PLAN

(Full title of the plans)
DAVID A. RAMSAY
11388 SORRENTO VALLEY ROAD
SAN DIEGO, CALIFORNIA 92121
(858) 794-8889

(Name, address and telephone number of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
          Halozyme Therapeutics, Inc., a Delaware corporation, (“Halozyme Delaware”), as successor to Halozyme Therapeutics, Inc., a Nevada corporation (“Halozyme Nevada”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-133829 (the “Registration Statement”) pursuant to Rule 414(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as a result of the registrant’s reincorporation in the State of Delaware from the State of Nevada (the “Reincorporation”). Except as modified by this Amendment, Halozyme Delaware expressly adopts the Registration Statement as its own registration statement effective as of the date of the Reincorporation for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.
          Halozyme Nevada effected the Reincorporation by merging into its wholly-owned subsidiary Halozyme Delaware pursuant to the terms of an Agreement and Plan of Merger between Halozyme Nevada and our company. At the effective time of the merger:
•	each outstanding share of common stock of Halozyme Nevada was converted into one share of common stock of Halozyme Delaware;

•	Halozyme Delaware assumed all equity-based award plans and grants previously adopted by Halozyme Nevada (the “Equity Plans”) and reserved for issuance under each Equity Plan a number of its shares of common stock equal to the number of shares of stock which had been reserved under that Equity Plan by Halozyme Nevada;

•	each outstanding option or other right to purchase and each outstanding equity-based award relating to shares of Halozyme Nevada common stock became an option or right to purchase, or an award relating to, the same number of shares of Halozyme Delaware common stock, subject to the same terms and conditions, including the per share exercise or conversion price; and

•	Halozyme Nevada ceased to exist as a separate legal entity.
          The Reincorporation did not result in any material change to the registrant’s business, management, assets, liabilities or net worth. The Halozyme Delaware common stock has continued to be listed on the NASDAQ Global Market under the same ticker symbol, “HALO”.
          As a result of the Reincorporation, holders of Halozyme Nevada common stock became holders of Halozyme Delaware common stock, and their rights as holders of Halozyme Delaware common stock are governed by the General Corporation Law of the State of Delaware and Halozyme Delaware’s Certificate of Incorporation and Bylaws. A description of the differences between the rights of holders of Halozyme Nevada common stock and Halozyme Delaware common stock is provided in the registrant’s definitive Proxy Statement filed by Halozyme with the SEC October 11, 2007, under the headings “Significant Differences Between the Corporate Laws of Nevada and Delaware” and “Significant Differences Between Our Current Charter Documents and the Charter Documents of Halozyme Delaware,” which descriptions are incorporated herein by reference and made a part hereof.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          Halozyme Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference in this registration statement the following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
          (a) The Registrant’s annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act, containing audited financial statements for the Registrant’s fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission on March 14, 2008 (“2007 Annual Report”).
          (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.
          (c) The description of the Registrant’s Common Stock contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
          (d) The Amended Rights Agreement between Corporate Stock Transfer, as rights agent, and the Registrant, dated November 12, 2007, included in the Registrant’s 2007 Annual Report.
          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
          Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement
Item 4. Description of Securities
          The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel
          Inapplicable.
Item 6. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.
          As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit.
          As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that (1) it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the Registrant is required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the Registrant’s bylaws are not exclusive.
          The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.
          The indemnification provisions in the Registrant’s certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
          The Registrant’s officers and directors are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

Item 7. Exemption From Registration Claimed
          Inapplicable.
Item 8. Exhibits
          See Exhibit Index.
Item 9. Undertakings
          The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on September 18, 2008.

Halozyme Therapeutics, Inc.
By:	/s/ David A. Ramsay
David A. Ramsay, Secretary and Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY
     The officers and directors of Halozyme Therapeutics, Inc. whose signatures appear below, hereby constitute and appoint Jonathan E. Lim and David A. Ramsay, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on September 18, 2008.

Signature	Title

/s/ Jonathan E. Lim Jonathan E. Lim, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ David A. Ramsay David A. Ramsay	Secretary, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gregory I. Frost, Ph.D. Gregory I. Frost, Ph.D.	Vice President and Chief Scientific Officer, Director

/s/ Kenneth J. Kelley	Chairman of the Board of Directors
Kenneth J. Kelley

/s/ Robert L. Engler Robert L. Engler, M.D.	Director

/s/ John S. Patton John S. Patton, Ph.D.	Director

/s/ Steven T. Thornton Steven T. Thornton	Director

/s/ Kathryn E. Falberg Kathryn E. Falberg	Director

/s/ Randal J. Kirk Randal J. Kirk	Director

/s/ Connie L. Matsui Connie L. Matsui	Director

EXHIBIT INDEX

4.1(1)	Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on October 7, 2007.

4.2(1)	Bylaws

4.3(2)	Amended Rights Agreement between Corporate Stock Transfer, as rights agent, and Registrant, dated November 12, 2007

5.1	Opinion of DLA Piper US LLP

23.1	Consent of DLA Piper US LLP (filed as part of Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm — Ernst & Young LLP

23.3	Consent of Independent Registered Public Accounting Firm — Cacciamatta Accountancy Corporation

24 (3)	Power of Attorney.

99.1 (4)	Halozyme Therapeutics, Inc. 2006 Stock Plan

99.2 (5)	Halozyme Therapeutics, Inc. 2005 Outside Directors’ Stock Plan

(1)	Incorporated by reference to the Registrant’s definitive proxy statement filed with the SEC on Form DEF14A on October 11, 2007.

(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K, filed March 14, 2008.

(3)	Included in signature pages to this registration statement.

(4)	Incorporated by reference to the Halozyme Nevada’s Current Report on Form 8-K dated March 24, 2006.

(5)	Incorporated by reference to the Halozyme Nevada’s Current Report on Form 8-K dated July 6, 2005.